Exhibit 99.1

FOR IMMEDIATE RELEASE

Donna Sims Wilson Appointed to FuelCell Energy’s Board of Directors

●	37+ Years of Experience as a Leader in investment banking, finance, asset management and business development
●	Proven track record of executing on business extension and commercialization of new products and ideas
●	Extensive governance experience, including with the Export Import Bank of the United States and the Fannie Mae Advisory Council
●	Strong advocate of Diversity, Equity and Inclusion

DANBURY, CT – August 13, 2021 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy— today announced that its Board of Directors has appointed Donna Sims Wilson to serve as a new independent director, effective August 13, 2021.  Ms. Sims Wilson is currently Chief Operating Officer of Kah Capital Management, an alternative asset management firm, where she serves on the Management Committee, the Investment and Risk Management Committee, and is Chairman of the Valuation Committee. Donna is an advocate of diversity, equity and inclusion initiatives, and she helps businesses break down demographic, social and geographic barriers to achieve expanded levels of success. Additionally, Donna brings extensive corporate governance experience through her international corporate board service, leadership positions with numerous not for profit boards and working closely with institutional investors and analysts.

Previously, Donna co-founded the National Association of Securities Professionals (NASP) Africa Financial Summit in 2015. With subsequent funding from USAID, Mobilizing Institutional Investors to Develop Africa’s Infrastructure (MiDA) was born and has since executed over $1 billion in African infrastructure investments from U.S. institutions. Donna’s leadership in ideating and launching these successful endeavors served as a precursor to her participation in leading a delegation of U.S. pension funds and foundations to the 2018 G20 Buenos Aires summit to educate global institutional investors on how to generate safe, risk-adjusted returns by investing in African infrastructure. Donna also previously served as Chair for the Export Import Bank of the United States on the Sub-Saharan African Advisory Board.

Donna is a frequent speaker at financial service industry events, has testified before the U.S. Congress on laws relating to diversity, and has appeared on CNBC’s Squawk Box and C-SPAN discussing issues of diversity, equity and how diverse populations are faring in the economic recovery. She was named One of the Most Powerful Women in Business by Black Enterprise Magazine and received NASP’s coveted Joyce Johnson Award in 2010.

Donna received her Bachelor of Arts in Political Science from Yale University.

Ms. Sims Wilson’s appointment expands the Board to seven directors, six of whom are independent. She will be a member of the Board’s Nominating and Corporate Governance and Audit and Finance Committees.

“Donna will add breadth to the Board’s strategic and oversight roles in multiple areas that are essential as we move FuelCell Energy forward, including new product commercial launches, navigating anticipated further global business expansion, and leadership in our ESG efforts overall,” said James England, Chairman of the Board.

“Donna brings more than three and a half decades of financial industry experience, an essential aspect to FuelCell Energy’s business model,” said Jason Few, President, Chief Executive Officer and Chief Commercial Officer of FuelCell Energy.  “Donna has a proven track record of growing firms through the launch of business extensions, new products, and mergers and acquisitions. These experiences, along with her extensive history with international markets, working with legislators around the world, and securing financing through the EXIM Bank and the USTDA among others, make Donna a tremendous addition to FuelCell Energy.”

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Treatment, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

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